FORM OF NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT
                                AWARD AGREEMENT

                                                                    EXHIBIT 10.5

                        2000 DUN & BRADSTREET CORPORATION
                  NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN
                           RESTRICTED STOCK UNIT AWARD
                                 ([Award Date])

        This RESTRICTED STOCK UNIT AWARD (this "Award") is being granted to __________________ (the "Participant") as of this ___ day of _______, 200_ (the
"Award Date") by THE DUN & BRADSTREET CORPORATION (the "Company") pursuant to the 2000 DUN & BRADSTREET CORPORATION NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN (the "Plan"). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

                1. Grant of Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan _________ restricted stock units ("RSUs"). Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company's common stock, par value $.01 ("Share") on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company. This Award will be null and void if the Company's shareholders fail to approve the proposed amendments to the Plan at the 2005 Annual Meeting.

                2. Vesting. Subject to Section 7, the restrictions on the applicable percentage of RSUs shall lapse and the RSUs shall vest on the "Vesting Date" which shall be the earlier of (x) the third anniversary of the Award Date or (y) the termination of the Participant's service as a non-employee director of the Company for any reason.

                3. Voting. The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.

                4. Dividend Equivalents. Unless the Board determines otherwise, in the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (rounded down to the nearest whole RSU) based on the Fair Market Value (as defined in the Plan) of a Share on the dividend

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        payment date. The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid.

                5. Transfer Restrictions. The RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the RSUs shall immediately become null and void and shall be forfeited.

                6. Withholding Taxes. Notwithstanding anything to the contrary contained in this Award, it is a condition to the obligation of the Company to deliver the Shares that all applicable withholding taxes be satisfied in full by the Participant. The Company is authorized to satisfy the minimum statutory withholding taxes (including withholding pursuant to applicable tax equalization policies of the Company or its Subsidiaries) arising from the delivery of the Shares by deducting from the total number of Shares to be delivered that number of Shares having a Fair Market Value equal to the applicable amount of withholding taxes due.

                7. Change in Control. If there is a Change in Control of the Company, any unvested RSUs shall become fully vested (such accelerated vesting date, also being referred to herein as a Vesting
        Date).

                8. Delivery of Shares. Until the Company determines otherwise and subject to Section 12, delivery of Shares on each applicable Vesting Date will be administered by the Company's transfer agent or an independent third-party broker selected from time to time by the Company. In connection with a Change in Control of the Company, the Company will deliver Shares on the accelerated Vesting Date provided the actual Change in Control is a permissible distribution event under
        Section 409A of the Internal Revenue Code and, if otherwise, the Company will deliver the Shares on the scheduled Vesting Date.

                9. Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Office of the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Board arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be

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        within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

                10. Applicability of Section 409A. If the Board determines that the Participant is a "key employee" within the meaning of Section 409A of the Internal Revenue Code and that, as a result of such status, delivery of the Shares underlying the RSUs would be subject to additional taxation under Section 409A of the Internal Revenue Code, the Company will delay delivery of the Shares until the earliest permissible date on which delivery may be made without triggering such additional taxation (with such delay not to exceed six months).

                11. Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                12. Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

                13. Governing Law. This Award shall be governed by the laws of the State of New York, U.S.A., without regard to choice of laws principles thereof.

        IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been duly executed as of the date first written above.

                                         THE DUN & BRADSTREET CORPORATION

                                         By:
                                            ------------------------------------
                                            Name:  David J. Lewinter
                                            Title: General Counsel and Corporate
                                                   Secretary

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